Exhibit 99.1

For Immediate Release

Date:  September 18, 2008

Fannie and Freddie stock ownership impacts VIST Financial

Wyomissing, PA: VIST Financial Corp. (NASDAQ:  VIST) announced today that the U.S. Treasury, Federal Reserve and Federal Housing Finance Agency actions on September 7, 2008 with respect to Fannie Mae and Freddie Mac have adversely impacted the value of certain equity securities held by VIST Financial.

As of June 30, 2008, VIST Financial held $2.5 million in Fannie Mae preferred stock and $4.8 million in Freddie Mac preferred stock with a total cost of $7.3 million.  The market value of these investments is difficult to determine at this time.  “Although these securities were purchased as a long-term investment from government-sponsored entities Fannie Mae and Freddie Mac, it now appears unlikely that the market value of these investments will improve in the future from their current levels,” stated Robert D. Davis, President and Chief Executive Officer, VIST Financial.  “Given this unfortunate news, VIST Financial expects to record a non-cash other than temporary impairment charge of up to $7.3 million on these investments for the quarter ending September 30, 2008,” he added.

“The exact amount of the impairment charge has not yet been finally determined and we are working through the implications but expect to continue to meet all regulatory “well capitalized” benchmarks after giving effect to the charge,” stated Mr. Davis.

As we look to the end of the 3rd quarter, VIST Financial’s core operating results continue to be strong.  However, in an effort to preserve capital the Board of Directors for VIST Financial Corp. announced today it will postpone the decision to pay a cash dividend to shareholders for the 3rd quarter, 2008 until October, 2008.

For additional
information, contact:

Robert D. Davis

President and Chief Executive
Officer

Nasdaq – VIST

www.VISTfc.com

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company

VIST BANK	VIST CAPITAL MANAGEMENT	VIST INSURANCE	VIST MORTGAGE

VIST Financial (formerly Leesport Financial Corp.) is diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, and Philadelphia Counties.